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                                                                    EXHIBIT 23.1




INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement of Pool Energy Services Co. on Form S-3 of our report dated February 22, 1996, appearing in the Prospectus, which is part of this Registration Statement, and to the incorporation by reference in this Registration Statement of our report dated February 22, 1996, relating to the financial statements and financial statement schedule of Pool Energy Services Co., and of our report dated January 31, 1996, relating to the financial statements and financial statement schedule of Pool Arabia, Ltd., appearing in the Annual Report on Form 10-K of Pool Energy Services Co. for the year ended December 31, 1995 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.




DELOITTE & TOUCHE LLP
Houston, Texas

June 5, 1996